Exhibit 99.1

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated July 9, 2017 to the Board of Directors of Hawaiian Telcom Holdco, Inc. (“Hawaiian Telcom”) included as Annex C to the proxy statement/prospectus which forms a part of the initial filing of the Registration Statement on Form S-4 relating to the proposed merger involving Hawaiian Telcom and Twin Acquisition Corp. and references thereto under the headings “Summary—Opinion of Hawaiian Telcom’s Financial Advisor”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Hawaiian Telcom Board of Directors and its Reasons for the Merger”, “The Merger—Opinion of Hawaiian Telcom’s Financial Advisor” and “The Merger—Certain Hawaiian Telcom Unaudited Management Financial Forecasts” in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

UBS SECURITIES LLC /s/ UBS Securities LLC

New York, New York

August 17, 2017